CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of FundX Investment Trust with respect to the FundX ETF, FundX Aggressive ETF, FundX Flexible Income Fund, and FundX Conservative Upgrader Fund, each a series of shares of FundX Investment Trust, and to the use of our report dated November 27, 2023 on the financial statements and financial highlights included in the 2023 Annual Report. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

                             /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 26, 2024